UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)


                                   KYPHON INC.
                                   -----------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                   501577 10 0
                                   -----------
                                 (CUSIP Number)


                                  May 26, 2005
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                          -----------------
CUSIP No. 501577 10 0                 13G                      Page 2 of 8 Pages
---------------------                                          -----------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus Ventures, L.P. - (IRS Identification No. 13-3784037)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3   SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            8,526,852 shares, except that Warburg Pincus
                            Partners LLC ("WPP LLC"), the sole general partner
                            of Warburg Pincus Ventures, L.P. ("WPV"), may be
                            deemed to have sole voting power with respect to
                            such shares and Warburg Pincus LLC ("WP LLC"), the
                            company managing WPV, may be deemed to share voting
 NUMBER OF SHARES           power with respect to such shares.
BENEFICIALLY OWNED   ------ ----------------------------------------------------
        BY               6  SHARED VOTING POWER
       EACH
     REPORTING              See response to row 5
      PERSON         ------ ----------------------------------------------------
       WITH              7  SOLE DISPOSITIVE POWER

                            8,526,852 shares, except that WPP LLC, the sole general partner of WPV, may be deemed to have sole voting power with respect to such shares and WP LLC, the company managing WPV, may be deemed to share voting power with respect to such shares.
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            See response to Row 7
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,526,852
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           20.1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 2 of 8 pages

---------------------                                          -----------------
CUSIP No. 501577 10 0                 13G                      Page 3 of 8 Pages
---------------------                                          -----------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus & Co. - (IRS Identification No. 13-6358475)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3   SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            8,526,852 shares, except that WPP LLC, the sole
                            general partner of WPV, may be deemed to have sole
                            voting power with respect to such shares and WP
                            LLC, the company managing WPV, may be deemed to
                            share voting power with respect to such shares.
 NUMBER OF SHARES    ------ ----------------------------------------------------
BENEFICIALLY OWNED       6  SHARED VOTING POWER
        BY
       EACH                 See response to row 5
     REPORTING       ------ ----------------------------------------------------
      PERSON             7  SOLE DISPOSITIVE POWER
       WITH
                            8,526,852 shares, except that WPP LLC, the sole
                            general partner of WPV, may be deemed to have sole
                            voting power with respect to such shares and WP
                            LLC, the company managing WPV, may be deemed to
                            share voting power with respect to such shares.
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            See response to Row 7
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,526,852
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           20.1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 3 of 8 pages

---------------------                                          -----------------
CUSIP No. 501577 10 0                 13G                      Page 4 of 8 Pages
---------------------                                          -----------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus LLC - (IRS Identification No. 13-3536050)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3   SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            8,526,852 shares, except that WPP LLC, the sole
                            general partner of WPV, may be deemed to have sole
                            voting power with respect to such shares and WP
                            LLC, the company managing WPV, may be deemed to
                            share voting power with respect to such shares.
 NUMBER OF SHARES    ------ ----------------------------------------------------
BENEFICIALLY OWNED       6  SHARED VOTING POWER
        BY
       EACH                 See response to row 5
     REPORTING       ------ ----------------------------------------------------
      PERSON             7  SOLE DISPOSITIVE POWER
       WITH
                            8,526,852 shares, except that WPP LLC, the sole
                            general partner of WPV, may be deemed to have sole
                            voting power with respect to such shares and WP
                            LLC, the company managing WPV, may be deemed to
                            share voting power with respect to such shares.
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            See response to Row 7
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,526,852
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           20.1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 4 of 8 pages

---------------------                                          -----------------
CUSIP No. 501577 10 0                 13G                      Page 5 of 8 Pages
---------------------                                          -----------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus Partners LLC - (IRS Identification No. 13-4069737)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3   SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            8,526,852 shares, except that WPP LLC, the sole
                            general partner of WPV, may be deemed to have sole
                            voting power with respect to such shares and WP
                            LLC, the company managing WPV, may be deemed to
                            share voting power with respect to such shares.
 NUMBER OF SHARES    ------ ----------------------------------------------------
BENEFICIALLY OWNED       6  SHARED VOTING POWER
        BY
       EACH                 See response to row 5
     REPORTING       ------ ----------------------------------------------------
      PERSON             7  SOLE DISPOSITIVE POWER
       WITH
                            8,526,852 shares, except that WPP LLC, the sole
                            general partner of WPV, may be deemed to have sole
                            voting power with respect to such shares and WP
                            LLC, the company managing WPV, may be deemed to
                            share voting power with respect to such shares.
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            See response to Row 7
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,526,852
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           20.1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 5 of 8 pages

This Amendment No. 3 to Schedule 13G amends and restates in its entirety Amendment No. 2 to Schedule 13G, which amended the initial Schedule 13G filed by Warburg Pincus Ventures, L.P., Warburg Pincus & Co. and Warburg Pincus LLC with the Securities and Exchange Commission with respect to the common stock of Kyphon Inc.

Item 1(a)           Name of Issuer:
                    --------------

                    Kyphon Inc.

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    1221 Crossman Avenue
                    Sunnyvale, California 94089

Items 2(a) and 2(b) Name of Person Filing; Address of Principal Business Office:
                    -----------------------------------------------------------

                    Warburg Pincus Ventures, L.P.
                    Warburg Pincus & Co.
                    Warburg Pincus LLC
                    Warburg Pincus Partners LLC

                    Each of the persons filing has a principal place of business address at 466 Lexington Avenue, New York, New York 10017.

Item 2(c)           Citizenship:
                    -----------

                    Warburg Pincus Ventures, L.P. is a Delaware limited partnership, Warburg Pincus & Co. is a New York general partnership, Warburg Pincus LLC is a New York limited liability company Warburg Pincus Partners LLC is a New York limited liability company and a subsidiary of Warburg Pincus & Co.

Item 2(d)           Title of Class of Securities:
                    ----------------------------

                    Common Stock

Item 2(e)           CUSIP Number:
                    ------------

                    501577 10 0

Item 3              If this statement is filed pursuant to ss.ss. 240.13d-1(b)
                    ----------------------------------------------------------
                    or  240.13d-2(b)  or (c), check whether the person is filing
                    ------------------------------------------------------------
                    as a:
                    ----

                    Not Applicable


                               Page 6 of 8 pages

Item 4.             Ownership:
                    ---------


                    (a)    Amount beneficially owned: 8,526,852

                    (b)    Percent of Class: 20.1%*

                    (c)    (i)   Sole power to vote or direct the vote:
                                 See Row 5 for each personal filing
                                 ----------------------------------

                           (ii)  Shared power to vote or direct the vote:
                                 See Row 6 for each personal filing
                                 ----------------------------------

                           (iii) Sole power to dispose of or direct the
                                 disposition of:
                                 See Row 7 for each personal filing
                                 ----------------------------------

                           (iv) Shared power to dispose of or direct the disposition of:
                                 See Row 8 for each personal filing
                                 ----------------------------------

* Based on 42,375,247 total shares outstanding as of April 20, 2005 as reported in the Issuer's Quarterly Report on Form 10-Q for the three months ended March 31, 2005.

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

                    Not Applicable


Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

                    Not Applicable

Item 7              Identification and Classification of the Subsidiary Which
                    ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ---------------

                    Not Applicable


                               Page 7 of 8 pages

Item 8              Identification and Classification of Members of the Group:
                    ---------------------------------------------------------

                    Not Applicable.


Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable

Item 10             Certification:
                    -------------

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Page 8 of 8 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 27, 2005

WARBURG PINCUS VENTURES, L.P.

By:  Warburg Pincus Partners LLC, its General Partner

     By:  Warburg Pincus & Co., its Managing Member

          By:  /s/ Scott A. Arenare
             -----------------------------------------
             Name:  Scott A. Arenare
             Title:  Partner


WARBURG PINCUS & CO.


By:  /s/ Scott A. Arenare
   -----------------------------------------
Name:  Scott A. Arenare
Title:  Partner


WARBURG PINCUS LLC


By:  /s/ Scott A. Arenare
   -----------------------------------------
Name:  Scott A. Arenare
Title:  Managing Director


WARBURG PINCUS PARTNERS LLC

By:  Warburg Pincus & Co., its Managing Member

     By: /s/ Scott A. Arenare
        -----------------------------------------
         Name:  Scott A. Arenare
         Title:  Partner